C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE TO NAME WIEHOFF CHAIRMAN

MINNEAPOLIS, August 17, 2006 -- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (Nasdaq: CHRW) announced today that its president and chief executive officer, John P. Wiehoff, age 44, has been elected chairman of its Board of Directors effective December 31, 2006. Current chairman D.R. "Sid" Verdoorn, age 67, is retiring from the Board at that time.

"John's leadership has been a key part of Robinson's success," said Brian P. Short, C.H. Robinson independent director and chair of the Board's Governance Committee. "He has a strong vision for the company's future and a great management team. He will continue to represent Robinson's shareholders well in his new role as chairman."

Short continued, "After over forty years of service to the company and its shareholders, Sid has decided to retire. He has made many important contributions to Robinson, including a well-planned and orderly leadership transition. On behalf of all the shareholders, we thank him for his service and his truly remarkable legacy of achievement."

Wiehoff was named chief executive officer in 2002 after serving in the roles of chief financial officer, senior vice president, and president. He joined the company as controller in 1992. He has been a director since 2001.

The C.H. Robinson Board of Directors is currently comprised of nine directors, seven of whom are independent.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, serving 20,500 customers through a network of approximately 200 offices in North America, Europe, Asia and South America. C.H. Robinson maintains the single largest network of motor carrier capacity in North America through contracts with more than 40,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

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C.H. Robinson Worldwide

August 17, 2006

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

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